UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

        Date of Report (Date of earliest event reported) January 27, 2004

             (Exact name of registrant as specified in its charter)
                                DST Systems, Inc.

       (State or other            (Commission           (I.R.S. Employer
         jurisdiction             File Number)          Identification No.)
                                of incorporation)

           Delaware                  1-14036                43-1581814

                333 West 11th Street, Kansas City, Missouri 64105
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (816) 435-1000

                                 Not Applicable
         (Former name or former address, if changed since last report.)

                                    FORM 8-K
                                DST SYSTEMS, INC.

ITEM 7  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c) Exhibits.
                  Exhibit No.       Description of Document
                  99.1              News Release dated January 27, 2004

ITEM 12 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

See attached as an Exhibit to this Form 8-K a News Release dated January 27, 2004 concerning the announcement of financial results.

The information in this Current Report on Form 8-K, including the exhibit, shall not be deemed "filed" for the purposes of or otherwise subject to the liabilities under Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           DST Systems, Inc.


                           /s/ Randall D. Young
                           Vice President, General Counsel and Secretary

Date: January 28, 2004

                                                        Exhibit 99.1


        DST SYSTEMS, INC. ANNOUNCES FOURTH QUARTER 2003 FINANCIAL RESULTS

KANSAS CITY, MO. (January 27, 2004) - DST's consolidated net income for the fourth quarter 2003 was $163.5 million ($1.54 per diluted share) compared to fourth quarter 2002 net income of $45.4 million ($0.38 per diluted share). Fourth quarter 2003 results include net after tax income of $100.8 million comprised of the following: $108.9 million net gain associated with the exchange transaction ("Janus Exchange") with Janus Capital Group Inc. ("Janus"), $2.5 million of net after tax gains on securities, $10.5 million of after tax costs associated with termination of the reload feature of employee stock options and $0.1 million of after tax costs for facility and other consolidations. Fourth quarter 2002 results include net after tax losses of $7.5 million comprised of the following: $2.0 million of net after tax costs associated with facility and other consolidations within the Output Solutions segment, $1.2 million of net after tax costs related to joint venture lease abandonment charges and $4.3 million of net after tax losses related to impairment charges on marketable securities. The management of DST analyzes historical results adjusted for certain items that are not necessarily ongoing in nature, do not have a high level of predictability associated with them or are non-operational in nature. Generally, these items include net gains (losses) on dispositions of business units, net gains (losses) associated with securities, restructuring costs and other similar items. Management believes the exclusion of these items provides a better basis for evaluating underlying business unit performance. Excluding the above mentioned items recorded in both the fourth quarters of 2003 and 2002, DST's consolidated net income for the quarter ended December 31, 2003 would have been $62.7 million ($0.59 per diluted share) compared to fourth quarter 2002 net income of $52.9 million ($0.44 per diluted share), an 18.5% increase in net income and a 34.1% increase in diluted earnings per share. Fourth quarter 2003 results were significantly enhanced by $21.4 million of international software license sales as discussed further in Financial Services segment results.

Year to date, DST's consolidated net income was $320.8 million ($2.77 per diluted share) in 2003 compared to $209.0 million ($1.72 per diluted share) in 2002. Year to date 2003 results include net after tax income of $102.8 million resulting from $108.9 million of net gains associated with the Janus Exchange and $6.1 million of net gains on securities, partially offset by $10.5 million of after tax costs associated with termination of the reload feature of employee stock options and costs of $1.7 million for facility and other consolidations. Full year 2002 results include net after tax losses of $6.8 million, primarily related to $7.9 million of costs associated with facility and other consolidations within the Output Solutions segment and $1.2 million of costs related to joint venture lease abandonment charges, partially offset by $2.3 million of net gains on securities. Excluding the above mentioned items recorded in both 2003 and 2002, DST's consolidated net income for the year ended December 31, 2003 would have been $218.0 million ($1.88 per diluted share) compared to 2002 net income of $215.8 million ($1.77 per diluted share), a 1.0% increase in net income and a 6.2% increase in diluted earnings per share.

Exchange Transaction with Janus
On December 1, 2003 DST completed the Janus Exchange under which DST received from Janus 32.3 million shares of DST common stock (27.9% of the then outstanding shares) in exchange for all of the stock of a DST subsidiary, DST Output Marketing Services, Inc. ("OMS"), which was part of DST's Output Solutions segment. At the time of the Janus Exchange, OMS held an operating sheet-fed offset commercial printing, graphics design, laser printing and fulfillment business and additional cash to equalize the value of the operating business and shares being exchanged. Based on the average closing price of the Company's common stock and Exchange Agreement terms, the exchange value used for the DST shares received in connection with the Janus Exchange was $34.50 per share. Under the terms of the Exchange Agreement, the OMS operations business had a negotiated value of $115.0 million and its assets at closing included additional cash of $999.4 million. For financial reporting purposes, 28.97 million DST shares were valued at $34.50 (representing the cash element of the exchange transaction) while the remaining 3.33 million shares were valued at $37.97 (representing the exchange value of OMS business based on the closing price of DST common stock on December 1, 2003). Accordingly, DST recognized a gain of $108.9 million from the Janus Exchange. The Janus Exchange was structured as a tax-free split off in accordance with Section 355 of the Internal Revenue Code and DST has not recognized any income tax expense relating to the transaction.

Termination of Employee Stock Option Reload Feature
DST's Stock Option Plan permits option holders to use DST shares to exercise their options, and also contains a feature that allows for reload stock options. The reload stock option feature was included in stock options granted from February 29, 2000 through October 7, 2003 to encourage associates to accumulate stock ownership through periodic exercises of stock options using DST shares owned. The reload feature provided for an automatic grant of a new stock option at the then current market price for the number of DST shares tendered in the exercise and the number of DST shares withheld to satisfy income tax withholdings. Under its current accounting policies, DST is not required to record a compensation charge for stock option grants and automatic grants of reload stock options. Under proposed accounting rules (with an expected adoption date of January 2005), the FASB has determined that, for accounting purposes, all reload stock option grants will be treated as new grants and will therefore require a separate compensation charge for each reload grant. This accounting treatment created an uncertainty surrounding both the timing and amount of compensation expense associated with reload stock option activity because DST would be unable to control or estimate how many reloadable stock options could be exercised in the future, or the impact on DST's financial statements of the expensing of reload options.

DST determined that it was in the best interest of the Company to eliminate this uncertainty from future financial results. The reload feature was removed from all outstanding stock options in the fourth quarter 2003. Options with reload features covered approximately 13.8 million shares of DST stock. DST compensated optionees who had reload stock options for the termination of the reload feature from their stock options. The compensation was paid in one of two forms. Optionees received either cash in December 2003, or the promise to receive a fixed number of shares of DST stock in the future. The form of compensation depended on the number of reload options held by the optionee. DST recorded, in the fourth quarter 2003, a pre-tax charge of approximately $15.5 million related to the termination of the reload feature from outstanding stock options. No additional charges are expected in connection with the termination of the reload feature. The charge has been reflected in costs and expenses for each of the respective segments. The shares to be issued in the future as compensation for termination of the reload feature are treated as outstanding for purposes of calculating diluted earnings per share. DST does not expect to include a reload feature in any stock options that may be issued in the future.

Financial Overview

Revenues

The following table summarizes the Company's revenues by segment (in millions):

                                  Quarter ended                 Year ended
                                   December 31,                December 31,
                             ----------------------       ----------- ----------
                                2003         2002           2003         2002
                              --------     --------       --------     ---------
  Revenues
    Financial Services
      Operating              $ 288.6     $ 259.0          $1,060.5     $  970.8
      OOP reimbursements        24.3        31.6             126.8        143.9
                             --------    --------         ---------    ---------
                             $ 312.9     $ 290.6          $1,187.3     $1,114.7
                             =========   ========         =========    =========

     Output Solutions
      Operating              $ 128.0     $ 134.8          $  534.1     $  567.8
      OOP reimbursements       141.2       155.3             589.8        606.6
                             --------    --------         ---------    ---------
                             $ 269.2     $ 290.1          $1,123.9     $1,174.4
                             =========   ========         =========    =========

     Customer Management
      Operating              $  44.5     $  43.1          $  180.2     $  177.5
      OOP reimbursements        14.6        16.7              61.5         64.4
                             --------    --------         ---------    ---------
                             $  59.1     $  59.8          $  241.7     $  241.9
                             =========   ========         =========    =========

     Investments and Other
      Operating              $  15.2     $  14.2          $   59.8     $   54.8
      OOP reimbursements         0.2         0.2               0.5          0.6
                             --------    --------         ---------    ---------
                             $  15.4     $  14.4          $   60.3     $   55.4
                             =========   ========         =========    =========

     Eliminations
      Operating              $ (27.9)    $ (28.2)         $ (109.7)    $ (113.0)
      OOP reimbursements       (18.9)      (22.1)            (87.2)       (89.6)
                             --------    --------         ---------    ---------
                             $ (46.8)    $ (50.3)         $ (196.9)    $ (202.6)
                             =========   ========         =========    =========

     Total Revenues
      Operating              $ 448.4     $ 422.9          $1,724.9     $1,657.9
      OOP reimbursements       161.4       181.7             691.4        725.9
                             --------    --------         ---------    ---------
                             $ 609.8     $ 604.6          $2,416.3     $2,383.8
                             =========   ========         =========    =========

Consolidated operating revenues for the quarter increased $25.5 million or 6.0% over the prior year quarter. Financial Services operating revenues increased 11.4% from higher U.S. mutual fund servicing revenues and an increase of $12.4 million of international software license revenues partially offset by a decrease in EquiServe, Inc. ("EquiServe") corporate action servicing revenues. Output Solutions operating revenues declined 5.0% from lower volumes and lower unit pricing on certain product lines and the removal of OMS revenues subsequent to the Janus Exchange. Customer Management operating revenues increased 3.2% from higher software development revenues partially offset by lower equipment revenues. Consolidated Out-of-Pocket ("OOP") reimbursements decreased $20.3 million or 11.2% from the prior year quarter, principally from lower volumes and lower corporate action activities.

Consolidated operating revenues for the year ended December 31, 2003 increased $67.0 million or 4.0% over the prior year principally from higher Financial Services operating revenues.

Income from operations

The following table summarizes the Company's income from operations by segment (in millions):

                                  Quarter ended               Year ended
                                   December 31,              December 31,
                                 ----------------        -----------------
                                  2003     2002           2003       2002
                                 -------  -------        -------   -------
  Income (loss) from operations
  Financial Services             $ 76.4   $ 67.5         $257.2    $252.9
  Output Solutions                 (0.8)     0.3           11.9      23.1
  Customer Management               3.7      5.2           27.9      20.1
  Investments and Other             2.1      2.0           10.5       7.2
                                 -------  -------        -------   -------

                                 $ 81.4   $ 75.0         $307.5    $303.3
                                 =======  =======        =======   =======

Consolidated income from operations for the quarter increased $6.4 million or 8.5% over the prior year quarter from increased Financial Services operating income. Year to date consolidated income from operations increased $4.2 million or 1.4% over the prior year from higher Financial Services and Customer Management segment operating income partially offset by lower Output Solutions segment operating income and stock option reload feature termination costs.

Segment Results

Financial Services Segment

Financial Services segment total revenues (including OOP reimbursements) for the fourth quarter 2003 were $312.9 million, an increase of $22.3 million or 7.7% over the fourth quarter 2002. Financial Services segment operating revenues (excluding OOP reimbursements) for the fourth quarter 2003 were $288.6 million, an increase of $29.6 million or 11.4% over the fourth quarter 2002.

Financial Services segment operating revenues in the U.S. for the fourth quarter 2003 increased $12.7 million or 5.6% over the prior year quarter. The increase in U.S. revenues resulted from increased U.S. mutual fund servicing revenues and higher AWD license and maintenance revenues partially offset by a decrease in EquiServe revenues from lower levels of accounts serviced and lower corporate action servicing revenues.

U.S. mutual fund open shareowner accounts processed totaled 87.9 million at December 31, 2003, an increase of 1.0 million or 1.2% for the quarter and an increase of 7.9 million or 9.9% from the 80.0 million serviced at December 31, 2002. Since the beginning of the year, excluding conversions of new clients, accounts processed increased 2.4 million or 3.0%.

Tax-advantaged retirement and educational savings accounts serviced (which include 529 and Coverdell savings plan accounts) totaled 33.9 million at December 31, 2003, an increase of 600,000 or 1.8% for the quarter and an increase of 3.9 million or 13.0% from the 30.0 million serviced at December 31, 2002. The increase in tax-advantaged accounts serviced during the quarter resulted primarily from increased 529 savings plan accounts.

Four new client contracts, two of which are start-ups, have been signed. The other two plus a previously reported new client will be converted in the second quarter of 2004 for a total of approximately 900,000 accounts. There continues to be a number of mutual fund companies who are in different stages of evaluating their service options. The number of potential clients and aggregate number of potential new accounts has declined from the prior quarter as a large request for proposal has been withdrawn from the market.

EquiServe shareowner accounts serviced totaled 22.3 million at December 31, 2003, a decrease of 700,000 during the quarter, primarily from clients offering redemption programs for small investors and shareowner account attrition.

International Financial Services operating revenues totaled $47.4 million for the fourth quarter 2003, an increase of $16.9 million or 55.4% over the prior year quarter, primarily from an increase of $12.4 million in license revenues principally from a single customer and an increase of $1.9 million in maintenance revenues.

Financial Services segment income from operations for the fourth quarter 2003 increased $8.9 million or 13.2% over the prior year quarter to $76.4 million principally from higher mutual fund servicing and international license revenues partially offset by employee stock option reload feature termination costs and increased new systems development and implementation costs. Costs and expenses increased 5.7% compared to the prior year quarter, primarily from increased new systems development and implementation costs and $11.5 million for the termination of employee stock option reload feature partially offset by EquiServe cost containment initiatives. Depreciation and amortization costs increased 8.5% compared to the prior year quarter, primarily attributable to capital costs for DST's recovery data center which became operational during the quarter.

Financial Services segment operating revenues for the year ended December 31, 2003 were $1,060.5 million, an increase of $89.7 million or 9.2% over the prior year principally from higher U.S. mutual fund servicing revenues, the acquisition of lock\line and international software license revenues, partially offset by a decrease in EquiServe revenues. Financial Services segment income from operations for the year ended December 31, 2003 increased $4.3 million or 1.7% over the prior year to $257.2 million, principally from higher U.S. mutual fund servicing revenues and the acquisition of lock\line, partially offset by increased new systems development and implementation costs and stock option reload feature termination costs. Costs and expenses increased 7.6% for the year ended December 31, 2003, principally from the acquisition of lock\line and increased new systems development and implementation costs and a charge of $11.5 million related to termination of the reload feature from employee stock options, partially offset by lower EquiServe costs. Depreciation and amortization increased 11.0% in the year ended December 31, 2003, primarily attributable to the inclusion of lock\line.

Output Solutions Segment

Output Solutions segment total revenues for the fourth quarter 2003 totaled $269.2 million, a decrease of $20.9 million or 7.2% compared to the fourth quarter 2002. Segment operating revenues for the quarter ended December 31, 2003 were $128.0 million, a decrease of $6.8 million or 5.0% from fourth quarter 2002. Lower operating revenues were recorded from the mutual fund, brokerage, banking, telecommunications and healthcare industries. Also, no OMS revenues were recorded subsequent to the Janus Exchange. Items mailed decreased 0.7% to 431 million compared to fourth quarter 2002.

Output Solutions segment loss from operations for the fourth quarter was $0.8 million compared to income from operations of $0.3 million for the fourth quarter 2002, principally from lower revenues and a $2.1 million charge in the fourth quarter 2003 for the termination of the employee stock option reload feature. Segment results include $0.2 million of costs in 2003 and $3.0 million of costs in 2002 associated with previously announced facility and other consolidations. Depreciation and amortization decreased $0.7 million compared to the prior year quarter, primarily from lower capital expenditures.

Output Solutions segment operating revenues for the year ended December 31, 2003 were $534.1 million, a decrease of $33.7 million or 5.9% from the prior year. Segment results include $2.6 million and $12.0 million of facility consolidation costs for 2003 and 2002, respectively, and 2003 results include a charge of $2.1 million for stock option reload feature termination costs. Excluding these items, Output Solutions segment income from operations for the year ended December 31, 2003 decreased $18.5 million or 52.7% from the prior year period to $16.6 million.

During the quarter, DST recorded $11.4 million in operating revenues and $1.6 million in income from operations for OMS. For the year, DST recorded $61.4 million in operating revenues and $3.6 million in income from operations for OMS. OMS is no longer included in the Company's results subsequent to the December 1, 2003 Janus Exchange.

During the quarter, the Company was notified that a telecommunications customer would discontinue its use of the Output Solutions segment's services, effective February 2004. The segment recorded operating revenues of $34.4 million from this client in 2003. In addition, the Company expects volume and pricing pressure in this segment to continue.

Customer Management Segment

Customer Management segment total revenues for the fourth quarter 2003 totaled $59.1 million, a decrease of $0.7 million or 1.2% from fourth quarter 2002. Customer Management segment operating revenues for the quarter ended December 31, 2003 were $44.5 million, an increase of $1.4 million or 3.2% over the 2002 quarter. Processing and software service revenues for the quarter increased $2.3 million or 5.5% primarily as a result of higher software development revenues and incremental revenues from additional product features. Equipment sales decreased $0.9 million compared to fourth quarter 2002. Total cable and satellite subscribers serviced were 39.3 million at December 31, 2003, a decrease of 4.4% compared to year end 2002 levels, principally from a net decrease in U.S. cable subscribers serviced.

Customer Management segment income from operations for the fourth quarter 2003 decreased $1.5 million or 28.8% over the prior year quarter to $3.7 million. Costs and expenses increased $1.0 million or 1.9% from the fourth quarter 2002, primarily attributable to a charge of $1.3 million associated with the termination of the employee stock option reload feature. Depreciation and amortization decreased $0.2 million compared to the prior year quarter.

Customer Management segment operating revenues for the year ended December 31, 2003 were $180.2 million, an increase of $2.7 million or 1.5% over the prior year. Customer Management segment income from operations for the year ended December 31, 2003 increased $7.8 million or 38.8% over the prior year period to $27.9 million principally from higher revenues and cost containment activities.

As previously disclosed, two clients have discontinued their processing agreements. At December 31, 2003 approximately 900,000 subscribers were serviced for these clients. 2003 operating revenues for these two clients were $19.2 million.

Investments and Other Segment

Investments and Other segment operating revenues, primarily rental income for facilities leased to the Company's operating segments, were $15.2 million for the quarter ended December 31, 2003, an increase of $1.0 million from the prior year quarter, primarily from increased real estate leasing activity. Investments and Other segment income from operations for the quarter ended December 31, 2003 increased $0.1 million over the prior year quarter and included costs of $0.3 million for the termination of the employee stock option reload feature.


Equity in earnings of unconsolidated affiliates

The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (in millions):

                                   Quarter ended            Year ended
                                    December 31,            December 31,
                                 ----------------       ------------------
                                  2003     2002           2003       2002
                                 -------  -------        -------   -------

  BFDS                            $ 2.6    $ 0.9          $ 9.7     $ 5.4
  IFDS                              1.4     (1.1)           0.7      (0.4)
  Other                             0.7      0.1            2.1       1.5
                                 -------  -------        -------   -------

                                  $ 4.7    $(0.1)         $12.5     $ 6.5
                                 =======  =======        =======   =======

BFDS earnings increased primarily from higher revenues from client additions and improved operational efficiencies. IFDS results increased compared to prior year primarily due to higher revenues associated with new clients, partially offset by higher costs associated with new client conversion activity and accrued costs associated with an underfunded defined benefit pension plan. 2002 results also included $1.8 million of lease abandonment charges. Accounts serviced by IFDS U.K. were 4.6 million at December 31, 2003, an increase of 700,000 or 17.9% for the quarter and an increase of 1.1 million or 31.4% from year end 2002 levels, primarily from new client conversions. An additional 700,000 accounts are scheduled to convert during 2004. Accounts serviced by IFDS Canada were 2.7 million at December 31, 2003, a decrease of 800,000 or 22.9% for the quarter due to the loss of a client and an increase of 200,000 or 8.0% from year end 2002 levels.

Other income, net

Other income was $9.5 million for the fourth quarter 2003, of which $5.1 million primarily related to interest and dividend income and $3.8 million related to net gains on securities. Other losses were $2.2 million for the fourth quarter 2002, of which $6.5 million related to net losses on securities (primarily a $6.0 million impairment charge on marketable securities), partially offset by $4.4 million of income primarily related to interest and dividend income.

Other income was $28.1 million for the year ended December 31, 2003, of which $15.9 million primarily related to interest and dividend income and $9.3 million primarily related to net gains on securities. For the year ended December 31, 2002, other income totaled $20.2 million, which included $16.8 million primarily related to interest and dividend income, a $2.3 million gain from the sale of the DST Output presort business and $1.2 million related primarily to net gains on securities.

Interest expense

Interest expense was $12.6 million for the quarter ended December 31, 2003, compared to $4.0 million in the prior year quarter. Interest expense was $26.9 million for the year ended December 31, 2003, compared to $13.4 million in the prior year. Convertible debenture interest expense of $9.1 million was included in the fourth quarter 2003. Average debt balances were higher in 2003 compared to 2002, primarily as a result of the issuance of the $840 million convertible debentures.

During the quarter, the Company entered into a $650 million syndicated line of credit facility to replace its $315 million syndicated line of credit facility. The $650 million facility is comprised of a $400 million three-year revolving line of credit and a $250 million three-year term note and is secured by certain assets of one of the Company's subsidiaries. Interest rates are based on LIBOR plus an applicable margin with facility and utilization fees applied. Approximately $500 million was initially drawn against this facility to partially finance the Janus Exchange, which closed on December 1, 2003.

Income taxes

DST's effective tax rate was 14.8% for the quarter and 25.4% for the year ended December 31, 2003, compared to 34.0% for the quarter and year ended December 31, 2002. During the quarter, DST recognized a book gain of $108.9 million related to the Janus Exchange. The Janus Exchange was structured as a tax-free split off under Section 355 of the Internal Revenue Code. Accordingly, DST should not incur income tax relating to the split-off of OMS. Excluding the effect of the Janus Exchange, DST's effective tax rate would have been 34.0% for the quarter and year ended December 31, 2003. The 2003 and 2002 tax rates were affected by tax aspects of certain international operations and of state tax income apportionment rules.

Stock Repurchase Program

As of December 31, 2003, DST had 2.2 million shares remaining to be purchased under existing authorized programs. There were no shares purchased under these programs during the quarter.

The 32.3 million shares of DST stock received from the Janus Exchange were covered under a separate authorization and not part of the Company's existing authorized programs. DST had 83.9 million shares of common stock outstanding at December 31, 2003.

Earnings Guidance

The Company will no longer provide earnings guidance for future periods. Management of the Company believes that the focus placed on achieving short-term earnings estimates detracts from the Company's strategy to create long-term value for its shareowners. The Company will continue to provide information critical to understanding its business, including perspective on factors that materially affect future earnings performance.

                                     * * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form 8-K/A dated March 17, 2003 filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)

                                    For the Three Months       For the Year
                                     ended December 31,      ended December 31,
                                      2003       2002         2003       2002
                                    -------    -------      -------    --------

  Operating revenues                $ 448.4    $ 422.9      $1,724.9   $1,657.9
  Out-of-pocket reimbursements        161.4      181.7         691.4      725.9
                                    -------    -------      -------    --------
    Total revenues                    609.8      604.6       2,416.3    2,383.8

  Costs and expenses                  486.7      488.4       1,958.4    1,936.7
  Depreciation and amortization        41.7       41.2         150.4      143.8
                                    -------    -------      -------    --------

  Income from operations               81.4       75.0         307.5      303.3

  Interest expense                    (12.6)      (4.0)        (26.9)     (13.4)
  Other income, net                     9.5       (2.2)         28.1       20.2
  Gain on Janus Exchange              108.9                    108.9
  Equity in earnings (losses) of
       unconsolidated affiliates        4.7       (0.1)         12.5        6.5
                                    -------    -------      -------    --------

  Income before income taxes          191.9       68.7         430.1      316.6
  Income taxes                         28.4       23.3         109.3      107.6
                                    -------    -------      -------    --------

  Net income                        $ 163.5    $  45.4      $  320.8   $  209.0
                                    =======    =======      =======    ========

  Average common shares outstanding   104.5      119.5         114.5      120.0
  Diluted shares outstanding          106.2      120.5         116.0      121.7

  Basic earnings per share          $  1.56    $  0.38      $   2.80   $   1.74
  Diluted earnings per share        $  1.54    $  0.38      $   2.77   $   1.72

                                DST SYSTEMS, INC.
                      OTHER SELECTED FINANCIAL INFORMATION
                                  (In millions)
                                   (Unaudited)

                                          December 31,        December 31,
  Selected Balance Sheet Information          2003                2002
                                      -----------------------------------------

  Cash                                $       100         $       92
  Total assets                              3,220              2,744
  Total debt                                1,470                439
  Total stockholders' equity                  700              1,422


                                                     For the Year
                                                  Ended December 31,
  Selected Cash Flow Information              2003                 2002
                                      --------------------- -------------------

  Capital expenditures
    Operating segments                $       180          $       111
    Investments and Other segment              90                   62

DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE Symbol: DST

Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer